EXHIBIT 10.25

SUMMARY OF ZONES, INC MARGIN EXECUTIVE INCENTIVE PROGRAM

The margin incentive program of Zones, Inc. (the “Company”) rewards the Executive Vice President of Sales and the Executive Vice President of Purchasing and Operations for achievement of financial and individual performance within certain sales departments.

Under this incentive program, the eligible executive officers are paid a percentage of gross margins on sales from certain sales departments.  During 2004, the Executive Vice President of Sales and the Executive Vice President of Purchasing and Operations received $332,491 and $183,577, respectively, under this incentive program.  Management believes this incentive should range from $180,000 to $500,000 in future years.

The Board retained the right to change its incentive programs at any time.  The Board’s approval of the terms of the incentive program is not deemed to create an enforceable agreement between the Company and the executive officer.